UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________

FORM 8-K
___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2007

MEDirect Latino, Inc.
(Exact name of small business issuer as specified in its charter)

Florida	000-51795	20-1327083
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2101 West Atlantic Boulevard, Suite 101, Pompano Beach, FL 33069
(Address of principal executive offices)

954-321-3540
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 5.02     Departure of Certain Officers, Election of Director, Appointment of Certain Officers

On August 7, 2007 the Board of Directors of MEDirect Latino, Inc. (the “Corporation”) again acted to terminate the employment of Debra L.Towsley as Chief Executive Officer of the Corporation and Raymond J. Talarico as Executive Vice President of the Corporation.  As previously announced, the Board terminated Ms. Towsley’s employment on June 25, 2007 and Mr. Talarico’s employment on June 28, 2007, and ratified its termination of Ms. Towsley and Mr. Talarico on July 3, 2007.

The Board ratified its prior valid terminations and again acted to terminate Ms. Towsley and Mr. Talarico in response to a suit filed by Ms. Towsley and Mr. Talarico against the Corporation.  The suit alleges, among other things, that the terminations of Ms. Towsley and Mr. Talarico at special meetings of the Board on June 25 and June 28, 2007, respectively, were unlawful due to improper notice of such meetings under the Corporation’s Bylaws and seeks to declare null and void all actions taken at those meetings.  The Corporation and each member of the Board (other than Ms. Towsley and Mr. Talarico) disputes these claims and notes that Ms. Towsley and Mr. Talarico attended the June 25, 2007 meeting and that both voted at that meeting in favor of scheduling the June 28 meeting.  The Board believed it was in the best interest of the Corporation to make clear in a written consent by a majority of Directors (which requires no prior notice and accordingly does not afford Ms. Towsley and Mr. Talarico the opportunity to falsely allege, as they are believed to have done in the past, that inadequate notice was given) that Ms. Towsley and Mr. Talarico are being and were previously validly terminated as officers of the Corporation in order to prevent Ms. Towsley and Mr. Talarico from continuing to hold themselves out as Corporation officers.  In accordance with Article II, Section 8(b) of the Corporation’s Bylaws, the Board acted by written consent executed by all of the directors of the Corporation, other than Ms. Towsley and Mr. Talarico, and timely notified Ms. Towsley and Mr. Talarico of such action in writing following such action.

Item 8.01.  Other Events

On August 3, 2007, Raymond J. Talarico and Debra L. Towsley (former Corporation officers and current Corporation directors) filed with the Securities and Exchange Commission (the “SEC”) what purports to be an Information Statement on Schedule 14C in an apparent effort to take control of the Corporation’s Board of Directors.  Although not entirely clear from this filing, it appears that Mr. Talarico and Ms. Towsley, with the assistance of TBeck Capital, Inc., purport to have unilaterally added a director to the Board (Lyle J. Mortensen, CPA) or to have replaced the entire Board of Directors with themselves and Mr. Mortensen.  The Corporation is consulting with counsel, but believes that this filing and the actions Ms. Towsley and Mr. Talarico purport to have taken with TBeck Capital, Inc., are invalid, illegal, violate the Corporation’s Bylaws and are of no effect.  Accordingly, the Corporation’s Board of Directors continues to be comprised of its current seven members.  Among other things, the Corporation is investigating whether Mr. Talarico and Ms. Towsley improperly obtained the Corporation’s shareholder list from the Corporation’s transfer agent by means of deceit, whether Ms. Towsley and Mr. Talarico substantially misrepresented in their Information Statement their share ownership and that of TBeck Capital, Inc. as reflected on the improperly obtained transfer agent records (which reflect combined Corporation share ownership substantially below the 52% ownership claimed in the filing), whether Ms. Towsley and Mr. Talarico made the filing on a form that may not be used by investors, whether they omitted material information in their Information Statement in violation of Federal securities laws (including failing to disclose their termination as officers of the Corporation and the action commenced by the Corporation against them for, among other things, breach of fiduciary duty and theft of corporate assets, and failing to disclose that the failure of the Corporation to timely hold an annual meeting took place while they held the senior most positions within the Corporation and were serving on the Board of Directors of the Corporation), and whether the Information Statement and/or Ms. Towsley and Mr. Talarico violated other securities laws.  In connection with its continuing investigation and consultation with counsel, the Corporation is evaluating potential responses to Ms. Towsley and Mr. Talarico, including notifying the enforcement division of the SEC of possible securities law violations and seeking injunctive relief against Ms. Towsley and Mr. Talarico.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDirect Latino, Inc.

Dated: August 9, 2007	By:	/s/ Charles W. Hansen III
Charles W. Hansen III
Chief Executive Officer